Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Third Quarter 2021 Results

Third Quarter Highlights (all comparisons made to the June 2020 quarter)
•	Net sales of $3.7B, a 26% increase; including 5% organic volume growth
•	Operating income of $343M; Operating EBITDA of $565M
•	Net income per share (EPS) of $1.40; Adjusted EPS up 1% to $1.53
•	Increasing operating EBITDA guidance for fiscal 2021 to $2.26B
•	Reaffirming fiscal 2021 organic volume growth of +5%

EVANSVILLE, Ind. – August 5, 2021 – Berry Global Group, Inc. (NYSE:BERY), a leading supplier of sustainable packaging solutions for consumer goods and industrial products, today reported its third fiscal quarter 2021 results, referred to in the following as the June 2021 quarter.

Berry’s Chairman and CEO Tom Salmon said, “The strong performance in this third fiscal quarter gives us confidence to raise our fiscal year 2021 outlook for operating EBITDA to $2.26 billion.  I am proud to say, that as a result of our strong and stable earnings and cash flow, we’ve been able to reduce our leverage from 4.3 times at the beginning of the fiscal year, to now 3.9 times net debt to adjusted EBITDA.  We anticipate operating our Company while maintaining our leverage in a range of 3.0 to 3.9 times on a go-forward basis.  We believe, in the near-term, that continued execution of growing organic volumes and strengthening our balance sheet will deliver significant shareholder value.

“Again, we have delivered on our strategic goals of driving organic growth and improving our balance sheet, on top of a very strong prior year quarter.  We continue to invest in each of our businesses to build and maintain our world-class, low-cost, manufacturing base, with an emphasis on key growth markets and regions and continue to see incremental opportunity to invest organically in support of our unwavering commitment to global growth.  The continued positive momentum from our investments in areas such as health and wellness, e-commerce, and food safety along with the focus on growing our emerging market exposure and driving more sustainable packaging, provide us the path to realize long-term consistent volume and earnings growth.”

June 2021 Quarter Results

Consolidated Overview
	June Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$3,675	$2,910	$765	26%
Operating income	343	347	(4)	(1)%

The net sales growth is primarily attributed to increased selling prices of $533 million due to the pass through of inflation, organic volume growth of 5%, and a $147 million favorable impact from foreign currency changes. These increases were partially offset by prior quarter divestiture sales of $62 million.  The organic volume growth was primarily due to organic growth investments and continued recovery of certain markets that had previously been facing COVID-19 headwinds.

The operating income decrease is primarily attributed to a $42 million unfavorable impact from price cost spread, and a $12 million increase in selling, general, and administrative expense, partially offset by a $24 million increase from the organic volume growth, and a $23 million favorable impact from foreign currency.

Consumer Packaging – International
	June Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$1,095	$904	$191	21%
Operating income	79	80	(1)	(1)%

The net sales growth in the Consumer Packaging International segment is primarily attributed to increased selling prices of $69 million due to the pass through of inflation, organic volume growth of 5%, and an $87 million favorable impact from foreign currency changes.  The organic volume growth was primarily due to organic growth investments and continued recovery of certain markets that had previously been facing COVID-19 headwinds.

The operating income decrease is primarily attributed to a $24 million unfavorable impact from price cost spread and an increase in depreciation and amortization, partially offset by a $17 million favorable impact from foreign currency change, a $10 million decrease in business integration activities, and organic volume growth.

Consumer Packaging – North America
	June Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$847	$644	$203	32%
Operating income	76	78	(2)	(3)%

The net sales growth in the Consumer Packaging North America segment is primarily attributed to increased selling prices of $164 million due to the pass through of inflation and organic volume growth of 6%.  The organic volume growth was primarily due to continued recovery of certain markets that had previously been facing COVID-19 headwinds.

The operating income decrease is primarily attributed to a $12 million negative impact from price cost spread, partially offset by the organic volume growth.

Health, Hygiene & Specialties
	June Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$828	$669	$159	24%
Operating income	113	95	18	19%

The net sales growth in the Health, Hygiene & Specialties segment is primarily attributed to organic volume growth of 1%, increased selling prices of $134 million due to the pass through of inflation, and a $28 million favorable impact from foreign currency changes.

The operating income increase is primarily attributed to a $15 million favorable impact from price cost spread.

Engineered Materials
	June Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$905	$693	$212	31%
Operating income	75	94	(19)	(20)%

The net sales growth in the Engineered Materials segment is primarily attributed to increased selling prices of $166 million due to the pass through of inflation, organic volume growth of 8%, and a $32 million favorable impact from foreign currency changes, partially offset by prior quarter divestiture sales of $41 million.  The organic volume growth was primarily due to organic growth investments and continued recovery of certain markets that had previously been facing COVID-19 headwinds.

The operating income decrease is primarily attributed to a $21 million negative impact from price cost spread, partially offset by the organic volume increase.

Cash Flow and Balance Sheet
Our cash flow from operating activities decreased to $912 million for the three quarters ended June 2021 compared to $979 million in the prior year primarily attributed to higher working capital from inflation offsetting the growth in Operating EBITDA.  The Company’s cash flow from operating activities and free cash flow for the four quarters ended July 3, 2021, were $1,463 million and $779 million, respectively.

Our total debt less cash and cash equivalents (or “net debt”) at the end of the June 2021 quarter was $8,890 million.  Adjusted EBITDA for the four quarters ended July 3, 2021, was $2,267 million, resulting in a net debt to adjusted EBITDA of 3.9 times.  Our financial profile remains solid, as we have a strong liquidity position with $804 million of cash at the end of the quarter, as well as an undrawn $850 million asset-based line of credit representing nearly $1.7 billion of liquidity.

In June 2021, we issued $400 million aggregate principal amount of 1.65 percent first priority senior secured notes due 2027, the proceeds from which were used to prepay a portion of our term loan debt, which will reduce our interest costs.

Fiscal 2021 Guidance
Given our continued strength and stable demand outlook across our businesses, we are increasing our operating EBITDA guidance to $2.26 billion and reaffirming our organic volume growth assumption for fiscal 2021 of 5%, which assumes low-single digit volume growth in the September 2021 quarter.  This guidance builds on last year’s strong performance and is supported by our robust and growing pipeline, increased level of capital expenditures, and the positive trends and momentum we are seeing in each of our businesses.  While we remain committed to recovering cost inflation, we have assumed the timing lag of recovery continuing in the September quarter.  Our expected free cash flow for fiscal 2021 is in-line with our prior guidance at $875 million dollars in a period of significant cost inflation, which is expected to negatively impact working capital.  The targeted free cash flow includes $1.575 billion dollars of cash flow from operations, partially offset by capital expenditures of $700 million dollars.  We also continue to anticipate further strengthening our balance sheet and expect to be further inside our targeted range of 3.0 to 3.9 times net debt to adjusted EBITDA at the end of fiscal 2021.

Investor Conference Call
The Company will host a conference call today, August 5, 2021, at 10 a.m. U.S. Eastern Time to discuss our third fiscal quarter 2021 results.  The telephone number to access the conference call is (866) 244-4530 (domestic), or (209) 313-0728 (international), conference ID 9749413.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company’s Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning August 5, 2021, at 1 p.m. U.S. Eastern Time, to August 19, 2021, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 9749413.

About Berry
At Berry Global Group, Inc. (NYSE:BERY), we create innovative packaging and engineered products that we believe make life better for people and the planet.  We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world.  Harnessing the strength in our diversity and industry leading talent of 47,000 global employees across more than 300 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy.  The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey.  For more information, visit our website at www.berryglobal.com.

Non-GAAP Financial Measures and Estimates
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted EBITDA, Adjusted net income, and free cash flow.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Information reconciling forward-looking operating EBITDA is not provided because such information is not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Items, including debt refinancing activity or other non-comparable items.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.  Our estimates of the impact of COVID-19 are based on product mix and prior internal sales estimates compared to actual sales.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to our strategy, plans, intentions, or expectations.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.  We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions.  While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this press release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include: (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including as a result of the RPC transaction, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) uncertainty regarding the United Kingdom’s withdrawal from the European Union and the outcome of future arrangements between the United Kingdom and the European Union; (6) reliance on unpatented proprietary know-how and trade secrets; (7) the phase-out of the London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with a different reference rate or modification of the method used to calculate LIBOR, which may adversely affect interest rates; (8) increases in the cost of compliance with laws and regulations, including environmental, safety, anti-plastic legislation, production, and product laws and regulations; (9) employee shutdowns or strikes or the failure to renew effective bargaining agreements; (10) risks related to disruptions in the overall economy and the financial markets that may adversely impact our business, including as a result of the COVID-19 pandemic; (11) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (12) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (13) risks related to market acceptance of our developing technologies and products; (14) general business and economic conditions, particularly an economic downturn; (15) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (16) ability of our insurance to fully cover potential exposures; (17) risks related to future write-offs of substantial goodwill; (18) risks of competition, including foreign competition, in our existing and future markets; (19) new legislation or new regulations and the Company’s corresponding interpretations of either may affect our business and consolidated financial condition and results of operations; (20) risks related to the impact of travel and safety restrictions related to the COVID-19 pandemic, including on our internal controls over financial reporting and the ongoing process of implementing standardized internal control procedures within the recently acquired RPC business; and (21) the other factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained herein may not in fact occur.  Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date hereof.  All forward-looking statements are made only as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended		Three Quarterly Periods Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net sales	$3,675	$2,910	$10,181	$8,701
Costs and expenses:
Cost of goods sold	3,049	2,272	8,273	6,959
Selling, general and administrative	207	198	668	631
Amortization of intangibles	72	74	219	226
Restructuring and transaction activities	4	19	41	55
Operating income	343	347	980	830

Other expense (income), net	14	(7)	45	6
Interest expense, net	76	110	257	339
Income before income taxes	253	244	678	485
Income tax expense	59	53	173	121
Net income	$194	$191	$505	$364

Net income per share:
Basic	$1.44	$1.44	$3.76	$2.75
Diluted	1.40	1.42	3.67	2.71

Outstanding weighted-average shares: (in millions)
Basic	135.1	132.5	134.3	132.4
Diluted	138.5	134.2	137.7	134.3

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	July 3, 2021	September 26, 2020
Assets:
Cash and cash equivalents	$804	$750
Accounts receivable, net	1,851	1,469
Inventories	1,735	1,268
Other current assets	198	330
Property, plant, and equipment, net	4,731	4,561
Goodwill, intangible assets, and other long-term assets	8,258	8,323
Total assets	$17,577	$16,701

Liabilities and Stockholders' Equity:
Current liabilities, excluding debt	$2,654	$2,108
Current and long-term debt	9,694	10,237
Other long-term liabilities	2,276	2,264
Stockholders’ equity	2,953	2,092
Total liabilities and stockholders' equity	$17,577	$16,701

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)
	Three Quarterly Periods Ended
	July 3, 2021	June 27, 2020
Cash flows from operating activities:
Net income	$505	$364
Adjustments to reconcile net cash provided by operating activities:
Depreciation	420	412
Amortization of intangibles	219	226
Non-cash interest	26	18
Deferred income tax	(53)	30
Share-based compensation expense	34	28
Other non-cash operating activities, net	60	23
Changes in working capital	(278)	(93)
Changes in other assets and liabilities	(21)	(29)
Net cash from operating activities	912	979

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(520)	(419)
Divestiture of businesses	165	—
Settlement of net investment hedges	—	281
Other investing activities	—	(14)
Net cash from investing activities	(355)	(152)

Cash flows from financing activities:
Repayments on long-term borrowings	(3,287)	(1,859)
Proceeds from long-term borrowings	2,716	1,202
Proceeds from issuance of common stock	57	6
Debt financing costs	(20)	(16)
Net cash from financing activities	(534)	(667)
Effect of currency translation on cash	31	(4)
Net change in cash and cash equivalents	54	156
Cash and cash equivalents at beginning of period	750	750
Cash and cash equivalents at end of period	$804	$906

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended July 3, 2021
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,095	$847	$828	$905	$3,675

Operating income	$79	$76	$113	$75	$343
Depreciation and amortization	88	53	43	28	212
Restructuring and transaction activities (1)	3	—	—	1	4
Other non-cash charges (2)	2	2	1	1	6
Operating EBITDA	$172	$131	$157	$105	$565

	Quarterly Period Ended June 27, 2020
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$904	$644	$669	$693	$2,910

Operating income	$80	$78	$95	$94	$347
Depreciation and amortization	78	58	45	28	209
Restructuring and transaction activities (1)	14	2	1	2	19
Other non-cash charges (2)	2	2	1	1	6
Operating EBITDA	$174	$140	$142	$125	$581

(1)	The current quarter primarily includes transaction activity costs related to the RPC acquisition. The prior year quarter primarily includes transaction activity costs related to the RPC acquisition.
(2)	Other non-cash charges for the June 2021 quarter primarily include stock compensation expense of $6 million. The prior year quarter primarily includes $5 million of stock compensation expense.

Note: For comparison purposes to the June 2020 quarter, Operating EBITDA margins for the quarterly period ended July 3, 2021 would be increased by 260 basis points (to 18.0%) when adjusted for the impact of inflation on net sales.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Four Quarters Ended
	July 3, 2021	June 27, 2020	July 3, 2021

Net income	$194	$191	$715
Add: other expense, net	14	(7)	70
Add: interest expense, net	76	110	353
Add: income tax expense	59	53	206
Operating income	$343	$347	$1,344

Add: non-cash amortization from 2006 private sale	6	6	24
Add: restructuring and transaction activities (1)	4	19	48
Add: other non-cash charges (2)	6	6	42
Adjusted operating income (6)	$359	$378	$1,458

Add: depreciation	140	135	553
Add: amortization of intangibles (3)	66	68	269
Operating EBITDA (6)	$565	$581	$2,280

Less: divestitures (4)			(13)
Adjusted EBITDA (6)			$2,267

Cash flow from operating activities	$1,463
Net additions to property, plant, and equipment	(684)
Free cash flow (6)	$779

Net income per diluted share	$1.40	$1.42	$0
Other expense, net	0.10	(0.05)
Non-cash amortization from 2006 private sale	0.04	0.04
Restructuring and transaction activities	0.03	0.14
Income tax impact on items above (5)	(0.04)	(0.03)
Adjusted net income per diluted share (6)	$1.53	$1.52

Estimated Fiscal 2021
Cash flow from operating activities	$1,575
Additions to property, plant, and equipment	(700)
Free cash flow (6)	$875

(1)	The current quarter primarily includes transaction activity costs related to the RPC acquisition. The prior year quarter primarily includes transaction activity costs related to the RPC acquisition.
(2)	Other non-cash charges for the June 2021 quarter primarily include stock compensation expense of $6 million. The prior year quarter primarily includes $5 million of stock compensation expense.
(3)
Amortization excludes non-cash amortization from the 2006 private sale of $6 million, $6 million, and $24 million, for the June 2021 quarter, June 2020 quarter, and four quarters ended July 3, 2021, respectively.

(4)	Represents earnings related to divestments within the last twelve months.
(5)
Income tax effects on adjusted net income is calculated using 25 percent for both the June 2021 and June 2020 quarters.  The rates used represents the Company’s expected effective tax rate for each respective period.

(6)
Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth excludes the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities less additions to property, plant, and equipment.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Company Contact:
Dustin Stilwell, Head of Investor Relations
+1 (812) 306 2964
ir@berryglobal.com

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